Exhibit 10.2

Equity Transfer Agreement

Agreement No.: SG2019K0101

Transferor: Yuhua Zhang

ID No.: XXXXXXXXXX

Transferee: KENONGWO GROUP US, INC.

Business Registration No.: NV20181749424

This equity transfer agreement is signed by the following two parties in Yi Chun City, Jiangxi Province on January 1, 2019 on the basis of friendly consultation, equality, voluntariness, mutual benefit and reciprocity.

In view of:

1.  The company is a limited liability company (hereinafter referred to as “the company”) legally registered and validly existing in Yichun City, Jiangxi Province, People’s Republic of China on May 15, 2015.

Company name: Jiangxi KENONGWO Technology Co., Ltd

The unified social credit code is:91360900MA35YCER59

Legal representative:  Zhang Yuhua

Registered capital: RMB 2 million

2. The transferor is the legal shareholder of the company on the date of signing the agreement, accounting for 51% of the total registered capital.

3. Now, the transferor and the transferee agree to transfer 51% of their shares in the company to the transferee through friendly negotiation on the basis of equality, voluntariness and mutual benefit, and sign the equity transfer agreement.

Definition:

Unless otherwise provided or agreed by law and this agreement, the definitions and meanings of words and names in this agreement shall be subject to the following interpretations:

1. Equity: Any and all shareholders’ rights granted by Chinese laws and the articles of association due to the transferor’s qualification as a shareholder of the company, including but not limited to the rights to benefit from the company’s assets, make major decisions and select managers.

2. Effective date of the agreement: It refers to the date when the agreement becomes legally effective and legally binding between the parties.

3. Date of signing the agreement: The date when both parties affix their official seals on the text of this agreement and the legal representative or authorized representative signs.

4. Registered capital: Capital contribution subscribed by all shareholders of the company registered in the company registration authority.

5. Subject matter of the agreement: It indicates the 51% equity of the company held by the transferor.

6. Laws and regulations: laws and regulations in force before the effective date of this agreement (including the effective date of this agreement), rules and regulations with legal binding force issued by the government of the people’s Republic of China and its departments, and other forms of normative documents.

Chapter I Transfer of Equity

1.1 Target of agreement

The transferor transfers 51% of the company’s equity held to the transferee.

1.2 Transfer base date

The benchmark date of this equity transfer is January 1, 2019.

1.3 Transfer price

The total transfer price of the subject matter of this agreement is 280000 yuan (in words: two hundred and eightty thousand yuan only)

1.4 Payment term:

Within 30 working days from the effective date of this agreement, the transferee shall pay the transfer price to the transferor in full.

Chapter II Representations and Guarantees

2.1 The transferor represents and guarantees to the transferee that:

2.1.1 The transferor is the only legal owner of the subject matter of the agreement, and it is entitled to exercise the full right to dispose of the subject matter of the agreement.

2.1.2 At any time before the signing date of this agreement, the transferor has not signed any form of legal documents with any third party, nor taken any other way permitted by law to dispose of the subject matter of this agreement in any form, including but not limited to the transfer, pledge, entrusted management and transfer of all or part of the rights attached to the subject matter of this agreement.

2.1.3 At any time after the signing date of this agreement, the transferor guarantees that it will not sign any form of legal documents with any third party, and will not take any way to dispose of all or part of the subject matter of this agreement in any way permitted by law, including but not limited to the transfer, pledge, entrusted management and transfer of some rights attached to the subject matter of this agreement.

2.1.4 At any time before and after the signing date of this agreement, the transferor guarantees that the subject matter of this agreement complies with the transferable conditions stipulated by law and will not be restricted by law due to the transferor’s reasons or any other third party’s reasons, so as to affect the normal implementation of legal procedures for equity transfer, including but not limited to the court’s freezing measures for the subject matter of this agreement.

2.1.5 The transferor guarantees that the transfer of the subject matter of the agreement to the transferee in accordance with this agreement has been approved by other shareholders of the company.

After the effectiveness of this agreement, actively assist the transferee in handling all procedures for the transfer of the subject matter of the agreement, including but not limited to the amendment of the articles of association, reorganization of the board of directors, and submission of documents related to the change of equity to the relevant authorities.

The transferor guarantees that all materials of the company provided by it to the transferee, including but not limited to financial situation, production and operation situation, industrial and commercial registration of the company, assets situation, project development situation, etc., are true and legal.

2.1.6 The transferor guarantees that, before the formal transfer of equity between the transferor and the transferee, the continuous validity of the government licenses, approvals and authorizations that are essential for the normal production and operation of the transferor shall guarantee that there is no potential situation that may cause the government licenses, approvals and authorizations to be ineffective before.

2.2 Representations and guarantees of the transferee to the transferor:

2.2.1 The transferee shall meet the conditions of the subject matter of the transfer agreement stipulated by the law before handling the equity change registration, and shall not affect the normal process of the equity transfer legal procedure due to the restrictions of the transferee’s own conditions.

2.2.2 If the transferee has sufficient capital capacity to purchase the object of the agreement, the transferee shall guarantee to pay the transfer price in accordance with the agreement.

Chapter III Rights and Obligations of Both Parties

3.1 Since the effective date of this agreement, the transferor has lost 51% of its equity in the company, and the transferor no longer has any rights or obligations in respect of such equity; the transferee has rights and undertakes corresponding obligations in accordance with relevant laws and the articles of association and the proportion of equity it has transferred.

3.2 Within 3 days from the date of signing this agreement, the transferor shall be responsible for organizing the shareholders’ meeting and the board of directors to ensure that the shareholders’ meeting approves this equity transfer, and sign relevant agreements or make amendments to the articles of association.

3.3 Within 5 days from the effective date of this agreement, the transferor and the transferee shall jointly complete the reorganization of the shareholders’ meeting and the board of directors, and complete all legal documents of the equity transfer.

3.4 Within 20 days from the date of completing all legal documents of this equity transfer in accordance with Article 3.3 of this agreement, the transferor shall assist the transferee to handle change registration with relevant authorities in accordance with laws and regulations in a timely manner.

3.5 The debt and asset status shall be subject to the audit report (Appendix 1, GHSZ (2018) No. 744) issued by Jiangxi Huawei Accounting Firm Co., Ltd. on December 26, 2018.

Chapter IV Confidentiality

4.1 In this equity transfer agreement, the transferor and the transferee have the obligation to keep confidential all the information they know, including but not limited to the operation, financial situation, business secrets, technical secrets, etc. of the transferor and the transferee. Unless expressly stipulated by law or required by judicial authorities, neither party shall disclose or use it to the public.

4.2 When the transferor and the transferee publicize the equity transfer to the public, they shall adopt the unified caliber after negotiation to ensure that the goodwill of each party is not infringed. Without the consent of the other party, any party shall not publish the opinions and words related to the equity transfer to the public.

Chapter V Effective Date of the Agreement

5.1 The effective date of this Agreement shall be the date when all of the following conditions are fulfilled:

5.1.1 This Agreement shall be established after it is signed by both parties.

5.1.2 The transferor shall complete the matters agreed in this agreement that the transferor shall complete before the effective date of this agreement.

The transferee shall complete the matters agreed in this agreement that the transferee shall complete before the effective date of this agreement.

The shareholders’ meeting approved this equity transfer.

Chapter VI Force Majeure

6.1 “Force majeure” in this agreement refers to unforeseen, unavoidable and insurmountable events, and the impact of which cannot be eliminated with reasonable efforts and costs. Including but not limited to earthquake, typhoon, flood, fire, war or other events recognized by international commercial practices.

6.2 If a party to this agreement is unable to perform all or part of its obligations under this agreement due to force majeure, that party may suspend the performance of the above obligations. The suspension period shall be equal to the duration of the force majeure event. After the influence of the force majeure is eliminated, if the other party requires, the affected party shall continue to perform the outstanding obligations. However, the party affected by the force majeure and therefore proposes to suspend the performance of its obligations must, within days after knowing the force majeure event, send a written notice to the other party, informing the nature, location, scope, possible duration and the impact on its performance of its obligations under the agreement; the party giving the notice must exhaust its best efforts to reduce the force majeure event impact and possible losses.

6.3 If both parties dispute whether or not the force majeure event occurs or the impact of the force majeure event on the performance of the agreement, the party who requests to suspend the performance of the agreement shall bear the burden of proof.

6.4 If the agreement cannot be performed due to force majeure, the responsibility shall be exempted in part or in whole according to the influence of force majeure. However, if force majeure occurs after the party delays performance, the party shall not be exempted from liability.

Chapter VII Liability for Breach of Contract

7.1 If either party violates the statement, guarantee and other obligations made under this agreement, it shall bear the liability for breach of contract, and shall also bear the liability for compensation if it causes economic losses to the other party. This liability shall include all economic losses suffered by the other party (including but not limited to all litigation costs and attorney fees paid by the other party).

7.2 If the transferor violates any obligation, statement and guarantee of this agreement, it shall pay liquidated damages to the transferee, which shall be 10% of the total transfer price. If the transferee is unable to accept the subject matter of the agreement, the transferor shall refund all the payments made to the transferee and compensate the transferee for all direct and indirect losses (including but not limited to all litigation costs and attorney fees paid by the transferee).

7.3 If the transferor fails to assist the transferee to complete all legal procedures of equity transfer (including but not limited to change registration, etc.) within 2 months after the effective date of this agreement, the transferee has the right to terminate this agreement. After the termination of the agreement, the transferor shall return all the payments made to the transferee and compensate the transferee for all direct and indirect losses (including but not limited to all litigation costs and attorney fees paid by the transferee).

Chapter VIII Others

8.1 Agreement revision

Any modification of this agreement must be signed by both parties in writing. The amended part and the added content shall form an integral part of this agreement.

8.2 Divisibility

If some provisions of this Agreement are found invalid by the court or arbitration institution with jurisdiction and do not affect the validity of other provisions, other provisions shall continue to be valid.

8.3 Integrity of agreement

This Agreement constitutes the entire representation and agreement between the parties and supersedes any oral or written representations, guarantees, understandings and agreements made by the parties with respect to the contents of this Agreement prior to the date of signature. The parties agree and confirm that any statement or commitment not stated in this Agreement shall not form the basis of this Agreement; therefore, it shall not be used as the basis for determining the rights and obligations of the parties and interpreting the terms and conditions of this agreement.

8.4 Notice

The notice specified in this Agreement shall be made in writing and delivered by mail, fax or other electronic communication. The notice shall be delivered only when it reaches the contact address of the receiver. If it is sent by post, the date of receipt indicated on the mail receipt shall be the date of service. When telefax is used, the confirmation message sent by the fax machine shall be deemed as delivery.

8.5 Dispute resolution

The parties shall first resolve any dispute arising out of or in connection with this agreement through consultation. If the two parties cannot resolve the dispute through consultation, the two parties agree to submit the dispute to the People’s Court of Yuanzhou District, Yichun City, Jiangxi Province.

8.6 Agreement annex

The following documents are attached to this agreement and have the same legal effect as this agreement.

8.6.1 The audit report of GanHuaWeiShenZi (2018) No. 744 was issued by accounting firm Co., Ltd. on December 26, 2018.

8.7 Other

This agreement is made in quadruplicate, one for each party, one for filing, and one for filing with relevant authorities, all of which have the same legal effect.

Transferor:	Transferee:
Legal representative:	Person in charge:
(or authorized representative)	(or authorized representative)
____Year_____ Month___ Date	____Year_____ Month___ Date